Exhibit 10.14
12 March 2007
Arthur P. Bertolino, MD, PhD
PO Box 296
Northville, MI 48167 USA
Dear Art,
Offer of employment, Chief Medical Officer and Vice President, Medical Affairs
We are pleased to offer you employment in the role of Chief Medical Officer and Vice President, Medical Affairs of Peplin Operations USA, Inc. (the “Company”) based in the San Francisco Bay Area and reporting to the CEO of Peplin Limited (“Peplin”) at a starting salary of $280,000 per annum. You will be an officer of the Company and have accountability principally for all medical activities of the Company. You will sit on Peplin’s executive committee with the other executive management of Peplin and Peplin’s drug development committee, together with the Chief Scientific Officer and Vice President, Regulatory Affairs. This role encompasses responsibility for all of Peplin’s later stage clinical trial capability, both internally and through consultants, as the Company’s products progress and evolve.
Your commencement date is on or before the first day of April 2007; these arrangements shall remain confidential and incomplete until that date.
The Company will assist with the relocation of you and your immediate family to the Bay Area. Full details of these relocation arrangements are contained in Article 4.
1.	Employment

1.1	You will be an “at will employee” of the Company. This means that either you or the Company may terminate your employment at any time, for any reason or no reason, with or without cause or notice. Regular employment at Peplin Operations USA, Inc. is for no specified period of time and the Company makes no guarantee or contract of continued employment. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies, may change from time to time, the “at will” nature of your employment may not be changed except in an express written agreement signed by you and the CEO of Peplin Limited.

1.2	If either you or the Company decides to terminate your employment with the Company without Cause, 3 months prior written notice of termination must be given by the party seeking to terminate.

1.3	The Company will pay, in addition to any compensation earned prior to the date of termination, a lump sum cash payment equal to 12 months base salary in the following situations:
(a)	The Company terminates your employment without Cause

(b)	There is a change in control of the Company such as by acquisition and you choose to terminate employment

(c)	The principal site for your duties is relocated to outside the United States and, prior to relocating, you choose to terminate employment.
1.4	The Company may terminate your employment immediately for Cause if you:
(a)	engage in misconduct;

(b)	commit a willful breach of or willfully neglect to perform or observe any of your obligations under this letter;

(c)	fail to observe or perform any of the duties or obligations imposed on you under your conditions of employment and do not correct such failure within 7 days of being instructed to do so in writing by the Company;

(d)	are convicted of or plead nolo contender to any felony or crime of moral turpitude; or

(e)	refuse to carry out the lawful directions of a superior.
2.	Employment details
2.1	Attached to this letter is Schedule 1. Schedule 1 sets out your current:
(a)	commencement date;

(b)	workplace;

(c)	salary;

(d)	medical and other benefit plans;

(e)	leave entitlements;

(f)	manner of salary payment; and

(g)	any other benefit that may be applicable to your employment.
2.2	To the extent that a matter is not addressed in this offer of employment, your engagement is governed by detailed policies applying from time to time to the conditions of staff employment, currently set out in the Company’s Policies and Procedures, copies of which are available for your inspection.
3.	Place of work
3.1	Your place of work is listed in Schedule 1. You acknowledge however that you may, from time to time, be requested to work temporarily at locations other than the place of work listed in Schedule 1. You will also be required to travel nationally and internationally as part of your duties.

4.	Relocation benefits
4.1	To assist with the costs of relocation to the San Francisco bay area, the Company will pay or reimburse to the employee where appropriate on presentation of a valid invoice or receipt up to $131,000 relevant to the following expenses incurred in the first 24 months of employment:
(a)	Relocation expenses for up to six months while the Employee is based in Michigan and is required to commute.

(b)	Transportation and storage of your furniture and household effects.

(c)	Sales commissions applicable to the sale of your home in Michigan.

(d)	Temporary accommodation for the Employee and immediate family in the San Francisco bay area for up to an additional six months.

(e)	Miscellaneous expenses related to the relocation and establishment of permanent accommodation.
4.2	In the event that you terminate your employment with the Company within 18 months from the commencement date, you may, at Company’s discretion, be required to repay to the Company the actual costs incurred by the Company in providing relocation assistance as outlined in this clause, prorated for that portion of the 18 months already worked.
4.3	Where the benefits described above are taxable to the Employee, the Company will pay the value of such tax in addition to the cost of the benefit.
5.	Hours of work
5.1	From time to time you may be required to work outside your normal hours of work in order to meet our business needs and your individual objectives. The expectation that your work hours will vary has been taken into consideration when determining your salary.
6.	Remuneration and performance
6.1	Your salary and performance will be reviewed regularly. There is no guarantee of an increase in your salary at each review.
6.2	The Company shall reimburse or meet the reasonable cost of expenses which are necessarily incurred by you in the performance of your duties and the discharge of your responsibilities in accordance with criteria determined from time to time by the Company. You must provide receipts or other evidence of payment and the purpose of each expense to support each claim or outlay.
6.3	You may elect certain benefits from time to time at your own expense. In the event you do so, you authorize the Company to deduct the expense from your regular pay.
7.	Bonuses and incentives

Options

7.1	You will receive, subject to Peplin Ltd board approval, 1,800,000 one-off ‘sign-on’ options in Peplin Ltd. Subject to your continuing employment with the Company these options will vest in four tranches of 200,000, 533,334, 533,333 and 533,333 with the grant and first vesting on the date of the first Peplin Board meeting following your commencement date and each subsequent vesting on the anniversary of your commencement date. These options will have a strike price equal to the average of the closing share price of Peplin Ltd shares as quoted on the Australian Securities Exchange over the five trading days following the date of grant and an expiration date of five years thence. The terms of these options are appended and include provisions which result in a vesting of unvested options on a change of control.

STI and LTI

7.2	You shall, in addition to the salary detailed in the Schedule 1, be eligible to participate in annual short term incentive (“STI”) and long term incentive (“LTI”) arrangements based upon a complete year in your position as follows:
(a)	Thirty per cent (30%) of your base salary will be available in addition to your base salary as a maximum incentive on the achievement of individual, team and Company goals agreed by you and the CEO. In broad terms, this bonus element will be apportionable over these goals in the ratio 50:25:25. Your maximum STI for 2007 is 30% x $280,000 = $84,000, and will be calculated on the basis that you had commenced employment on January 1 2007. Your annual STI is payable on or before March 15 of the year following the services performed.

(b)	From time to time as determined by the Board of Peplin Limited, an additional LTI may be made available to you based upon the level of achievement of personal and corporate performance. This LTI will be expressed as a right to shares, performance rights or options in Peplin Limited at a determination point or points in the future. Participation by eligible persons employed by the Company must be approved by the Board of Peplin Limited. Peplin Operations USA’s policy in this respect is that target LTI’s in general should be equal to twice the annual STI.
8.	Vacation entitlements

8.1	You will be entitled to 20 days vacation per year to be taken at a time mutually agreeable to you and the Company. In addition, you will receive 8 paid public holidays per year together with 2 floating holidays.

8.2	You may not accrue more than 30 days of accrued, unused vacation time. In the event you accrue 30 days of unused vacation time, you will not accrue further vacation time until you have used some of the accrued, unused vacation time.

8.3	Accrued, unused vacation time is paid upon termination of employment.

9.	Sick/carer’s leave

9.1	You are entitled to 10 days paid sick leave in any year. Sick leave entitlements are cumulative.

9.2	Sick leave is not paid out upon termination of employment.

9.3	For an absence in excess of five days, you must provide a medical certificate which sets out the nature of your illness and the approximate period of absence from work.
9.4	You are entitled to family and medical care leave in accordance with US federal and California state law as in effect from time to time.
10.	Your duties
10.1	The duties of your position are set out in Schedule 2 and include those advised by us from time to time.
10.2	While employed by us, you are expected to devote your full working time and attention to us, and you will not:
(a)	perform your duties other than for us or on our behalf; or

(b)	engage in any other employment, business or profession, without written permission.
10.3	You will at all times act in the best interests of our business. You must comply with all lawful and reasonable directions we give you.
10.4	You will not accept any payment or other benefit from any person as an inducement or reward for any act or forbearance in connection with any matter or business transacted by us or on our behalf. You must disclose to us any of your interests which may compete or conflict with our interests.
11.	When your employment ends

On termination, you will immediately return all property belonging to us, including any Confidential Information, documents, records, computer disks, keys and any other property.
12.	Protection of our goodwill
12.1	In consideration of your employment and to protect our goodwill, you agree that you will not in any capacity, directly or indirectly:
(a)	for the period of employment and for a period of 6 months after termination of employment, solicit or entice or endeavor to solicit or entice, any director, manager, officer, employee, or contractor of ours to terminate his or her relationship with us or become employed by or a contractor to any other person or entity that would reasonably be expected to result in termination of the relationship with us; or

(b)	for the period of employment and any time thereafter, use any of the Company’s Confidential Information, as defined in section 12 below, belonging to us to:
•	solicit or entice or endeavor to solicit or entice from us using any trade secret of the company, the business of any person who, during your employment, has been a customer, supplier, distributor or licensee of ours, and who you have had dealings with in the 12 months prior to termination;

•	solicit or persuade using any trade secret of the company any person who has dealt with us during the term of your employment, or is in the process of negotiating with us at the date of termination or completion of this Agreement, to cease doing business with us; or

•	solicit or entice using any trade secret of the company or endeavor to solicit or entice any person to do business with yourself or any other person or entity.
12.2	You acknowledge that any of the activities described in 12.1(a) or (b) is unfair competition. Article 12.1 will have a cumulative effect of several separate restraints for each activity listed in 12.1 (a) and (b). All possible combinations must be complied with.

12.3	The validity of each separate restraint will not be affected by the invalidity, if any, of any other restraint.

12.4	You may seek our consent in writing to be released from any restraint contained in this Article 12.

13.	Policies

13.1	To help our business operate lawfully, safely and efficiently, we have policies and procedures (including but not limited to those referred to at Articles 14 and 15 below) which set out various rights, obligations duties and procedures relevant to your employment. You will be expected to comply with these policies and procedures. Serious breaches of our policies and procedures could result in termination of your employment.

13.2	To meet the changing environment in which we operate, it will be necessary to change these policies and procedures from time to time. You will be given notice of the changes and will be required to follow the changed policies and procedures.

14.	Intellectual property

You must comply with the Company’s policy on intellectual property.

15.	Confidential information

You must comply with the Company’s policy on confidential information.

16.	Interpretation

16.1	If any term of your contract of employment is found to be or becomes unenforceable or contrary to law, it will be severed and this will not in any way affect the enforceability of the remaining terms.

16.2	The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of California.

16.3	You and the Company agree that, if a dispute arises concerning or relating to your employment with the Company, the dispute shall be submitted to binding arbitration pursuant to the Federal Arbitration Act using the rules for the resolution of employment disputes of the American Arbitration Association then in effect. The arbitration shall take place in San Francisco County, California, and both you and the Company agree to submit to the jurisdiction of the arbitrator selected in accordance with American Arbitration Association (“AAA”) rules and procedures. Any arbitration under this Article shall be conducted in accordance with the AAA rules and procedures then applicable to employment disputes except as otherwise specified in this Article, and shall provide for reasonable discovery. The cost of any arbitration under this Article shall be born equally by the parties; provided, however, to the extent any costs are unique to arbitration and/or would exceed the costs you would incur in a court of competent jurisdiction, those costs shall be born by the Company. Except as set forth in this Article, you and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising from your employment with the Company, including disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on any protected classification. The parties expressly waive the right to a jury trial, and agree that the arbitrator’s award shall be rendered in writing, final and binding on both parties, and nonappealable. The arbitrator shall have discretion to award monetary and other damages, or to award no damages, and to fashion any other relief the arbitrator deems appropriate. The parties shall each bear their own attorney’s fees, provided however, that the arbitrator shall have discretion to award the prevailing party reasonable costs and attorney fees to the extent authorized by applicable law.

16.4	Subject to our right to amend our policies and procedures and change your duties, any amendment to this agreement is not binding unless agreed between you and the Company and recorded in writing.

16.5	This letter together with our policies and procedures is the entire agreement and understanding between you and the Company on everything connected with your employment.

16.6	Any prior agreement or understanding on anything connected with your employment is superseded by this letter.

17.	Obligations owed to related entities bodies corporate

17.1	Throughout this letter are references to ‘we’, ‘us’, ‘our business’, ‘our goodwill’, ‘our employees’ and ‘our customers, clients or suppliers’. These references are references not only to Peplin Operations USA, Inc. but also to any of our affiliates, so that your duties and obligations set out in the following Articles of this letter apply not only to Peplin Operations USA, Inc. but also to our affiliates:
(a)	Article 12 – Protection of our goodwill.

(b)	Article 13 – Policies.

(c)	Article 14 – Intellectual property.

(d)	Article 15 – Confidential Information.

18.	Obligations of parent company, Peplin Ltd.
18.1	In the event Peplin Operations USA, Inc. is unable to meet the obligations contained in this offer of employment, Peplin Ltd will assume these obligations.
Please confirm your acceptance of the terms of your employment by signing and returning this copy. You should retain a copy for your records.
You acknowledge that you have been given the opportunity by us to seek independent advice prior to entering into this agreement.
Yours sincerely,

/s/ Michael Aldridge
Michael Aldridge, President and Director, Peplin Operations USA, Inc.

/s/ Michael Aldridge
Michael Aldridge, Managing Director and CEO of Peplin Ltd.
I, Arthur P. Bertolino, MD, PhD accept that the contents of this letter represent the terms of my employment.

/s/ Arthur P. Bertolino
Arthur P. Bertolino, MD, PhD	Date:___/___/___

SCHEDULE 1

Employer:	Peplin Operations USA, Inc.

Employee’s full name:	Arthur P. Bertolino, MD, PhD

Date of agreement:	Date of acceptance indicated by signature above

Date of commencement:	On or before the first day of April 2007.

Workplace:	6475 Christie Ave, Emeryville, CA

Remuneration:	US$280,000 base salary per annum

Manner of salary payment:	Bi-monthly in arrears, into an account nominated by you

Benefit plans:	Employee, employee’s dependents and domestic partner shall be entitled to participate in all medical benefit plans, including dental and vision plans, when and as such plans are implemented and generally made available to officers of the Company. In addition employee will receive life insurance, short-term disability, long-term disability, and accidental death or dismemberment coverage at no cost and may participate in 401(k), savings and investment plans and flexible spending accounts. Please refer to the Company’s policies and procedures for further information on such plans. Health insurance of the PPO type will be available as of the commencement of employment or employee will be compensated for COBRA coverage until such time as such plan is in effect.

Cell phone, laptop computer and home internet:	Employee will be provided with a cell phone, at no cost to Employee, to be used for Company related calls or will be eligible to claim reimbursement for reasonable Company related call costs from using Employee’s personal cell phone.

Employee will be provided with a laptop computer, at no cost to the Employee, to be used for Company related business.

Employee will be entitled to claim reimbursement of the cost of installing and maintaining internet access at your home

Other benefits:	Other than as set forth in this Schedule 1 and the accompanying offer letter, there are no other benefits.

Paid leave entitlements:	Paid leave entitlements shall be as set forth in the accompanying offer letter.

SCHEDULE 2
Position Description
Your position is ‘Chief Medical Officer and Vice President, Medical Affairs’ based in the San Francisco Bay Area and reporting to Chief Executive Officer of Peplin Limited. In this role, you have accountability for:
(a)	You will be an officer of the Company and have accountability principally for the the later stage clinical development activities of the Company.

(b)	You will sit on the Peplin’s drug development committee, together with the Chief Scientific Officer and Vice President Regulatory Affairs and be a member of the global product development team.

(c)	You will have the responsibility to build a complete medical affairs capability, both internally and through consultants, as the Company’s medical and clinical development requirements grow and evolve.

(d)	You will represent Peplin together with the Vice President Regulatory Affairs in all FDA and other relevant regulatory interactions.

SCHEDULE 3
Terms of options
TERMS AND CONDITIONS
1.	DEFINITIONS

In these terms and conditions, except to the extent the context otherwise requires:

‘ASX’ means Australian Securities Exchange Limited ACN 008 624 691;

‘Board’ means the board of directors of the Company;

‘Company’ means Peplin Limited ACN 090 819 275;

‘Control’ has the meaning given in section 50AA Corporations Act;

‘Employee’ means the employee of the Company or its related bodies corporate who is the holder of the Option;

‘Exercise Date’ means the date after which the Employee may exercise an Option;

‘Exercise Price’ means the price at which an Option may be exercised;

‘Grant Date’ means the date on which the Employee is granted an Option;

‘Expiry Date’ means the date by which an Employee must exercise an Option;

‘Listing Rules’ means the Listing Rules of ASX as varied from time to time;

‘Option’ means an option to acquire a Share;

‘Related Body Corporate’ has the meaning given to it by the Corporations Law;

‘Share’ means a fully paid ordinary share in the Company.

2.	Exercise of Options
(a)	An Option will entitle the holder of that Option to acquire a Share:
(i)	at any time after the Exercise Date but subject to the Company’s share trading policy; and

(ii)	at the Exercise Price.
(b)	Subject to the Company’s share trading policy, the holder of an Option may exercise the Option from the Exercise Date until the Expiry Date.

(c)	If during the period between the Grant Date and the Exercise Date:
(i)	the Employee is lawfully terminated, the Option will immediately lapse;

(ii)	the Employee resigns, the Option will immediately lapse;

(iii)	the Employee dies, the Option will immediately lapse (unless within 90 days of the Employee’s death the Board in its absolute discretion decides to allow the representative of the Employee’s estate to exercise the Option within a specified number of days of the Employee’s death or by the Expiry Date);

(iv)	the Employee becomes disabled and (in the opinion of a medical practitioner nominated by the Board) is unable to perform their normal duties, the Option will immediately lapse (unless within 90 days of the Employee’s disability the Board in its absolute discretion decides to allow the Employee to exercise the Option within a specified number of days of the Employee’s disability or by the Expiry Date);
(d)	If during the period between the Exercise Date and the Expiry Date:
(i)	the Employee is lawfully terminated, the Employee may exercise the Option within 90 days of the date of termination;

(ii)	the Employee resigns, the Employee may exercise the Option within 90 days of the date of resignation;

(iii)	the Employee dies, the representative of the Eligible Employee’s estate may exercise the Option by the Expiry Date;

(iv)	the Employee becomes disabled and (in the opinion of a medical practitioner nominated by the Board) is unable to perform their normal duties, the Employee may exercise the Option within 90 days or such additional specified number of days (determined by the Board) of the Employee becoming disabled;
3.	Rights Attaching to Options
(a)	In the event of any reconstruction (including consolidation, sub-division, reduction or return) of the issued capital of the Company, the number of Options or the Exercise Price or both will be adjusted (as appropriate) to the extent necessary to comply with the Listing Rules applying to a reorganisation of capital at the time of the reorganisation. In all other respects the terms for the exercise of the Options shall remain unchanged.

(b)	Until Shares are issued pursuant to the exercise of Options, the holders of an Option shall not participate in dividends on Shares or new issues of securities by the Company.

(c)	In the event of any pro rata bonus or cash issues of securities by the Company, the number of Shares over which an Option exists and the Exercise Price will be adjusted in the manner specified in Listing Rule 6.22 and in writing to the Employee at the time the Option is issued.

(d)	Options may be transferred only with the prior written consent of the Board. The Company will not apply to the ASX for official quotation of any of the Options.
4.	Issue of Shares
(a)	The Board will issue Shares after Options have been exercised, in accordance with clause 2, once the relevant Exercise Price has been paid to the Company, at the next succeeding Board meeting and, in any event, within 30 business days after receiving notice of the exercise of the Options

(b)	If the Company’s shares are officially quoted by ASX at the time any Shares are issued pursuant to the exercise of Options, the Company will apply to ASX for official quotation of such Shares issued pursuant to the exercise of Options within the time prescribed by the Listing Rules and, in any event, within 10 business days of the issue of those Shares.

(c)	A Share issued pursuant to the exercise of any Options will rank equally in all respects with existing Shares.
5.	CHANGE OF CONTROL
(a)	A Change of Control Event occurs where (‘Change of Control Event’):
A Control of the Company changes;

B the Company becomes a subsidiary of another corporation;

C there is a sale of the business of the Company other than to a group company;

D where a company which is a subsidiary ceases to be a subsidiary of the Company; or

E any other reorganisation of the group which results in Employee ceasing to be an employee of the group.
(b)	Where a Change of Control Event has occurred the Employee may immediately exercise either all or a proportion of the Options, notwithstanding applicable vesting, performance or other conditions may not otherwise have been satisfied.
6.	INTERPRETATION

In these terms and conditions, except to the extent the context otherwise requires:
(i)	Words importing the singular include the plural and vice versa, words importing any gender include other genders and ‘person’ includes a corporation.

(ii)	Headings are for convenience only and do not affect the interpretation